Exhibit 99.1

For Immediate Release	Contact Information
Monday, April 19, 2004	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

NEWS RELEASE

The Exploration Company to Webcast IPAA Investment Symposium Presentation

     SAN ANTONIO - April 19, 2004 - The Exploration Company (NASDAQ: TXCO) will webcast its presentation Wednesday at the 2004 Independent Petroleum Association of America Oil & Gas Investment Symposium (OGIS) in New York.

     President and CEO James E. Sigmon will give an update on TXCO's Maverick Basin growth strategy to institutional investors and securities analysts. The 20-minute webcast is scheduled to start at approximately 1:30 p.m., EDT, Wednesday, April 21. A link to the live presentation will be on the Company's Web site at www.txco.com and a replay will be available for 90 days. IPAA's 10th annual OGIS, hosted at the Sheraton New York Hotel and Towers, features leading exploration and production companies, oil service firms and capital providers.

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin in Southwest Texas. Its long-term business strategy is to increase shareholder value by acquiring undeveloped mineral interests and internally developing its multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market under the symbol "TXCO."

    More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2003. This and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge upon request from the Company.

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